Exhibit 99.1

Iteris to Delay Fiscal Fourth Quarter and Full Year 2014 Conference Call

SANTA ANA, Calif. — June 25, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, will delay its earnings release and investor conference call to discuss its financial results for the fiscal fourth quarter and full year ended March 31, 2014, which was previously scheduled for Thursday, June 26, 2014 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

The additional time required to complete the audit is primarily due to the previously announced change in the audit team personnel, the commencement of the audit, as well as additional procedures and processes required by the company’s auditors.

The company is working diligently to complete the audit, and once the audit is completed, Iteris will announce a new scheduled date for its conference call to discuss its fourth quarter and full year 2014 results.

The company plans to  file a Form 12b-25 (NT 10-K) Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its Annual Report on Form 10-K for its fiscal year ended March 31, 2014.

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com. Also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the completion of the audit, our 12b-25 filing and the timing of our release of earnings for the fiscal year ended March 31, 2014.  Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the ability of our auditor to complete the audit of our financial statements on a timely basis; management’s ability to adequately respond to any follow-up inquiries of our auditor; or the completion of any additional procedures and/or testing required by our auditors.  Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com